Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Harland E. Priddle, Chairman
First American Capital Corporation
785/267-7077 or 620/664-3304

FIRST AMERICAN CAPITAL NAMES
SEASONED INSURANCE VETERAN PRESIDENT AND CEO

February 23, 2004 (Topeka, Kan.) First American Capital Corporation of Topeka announced today that it has appointed John Van Engelen as president and chief executive officer.

Van Engelen, 51, joins First American Capital after resigning his position as president and CEO of Western United Life Assurance Co., a $1.7 billion life insurance holding company based in Spokane, Wash. Prior to being named president in 1994, he had served as vice president of Marketing and vice president of Underwriting. In addition to being a CPA, Van Engelen has earned numerous industry designations, including the CLU, ChFC, CFP and FLMI credentials.

It was his combination of skills and success that made Van Engelen a natural choice for a growing company like First American, said Harland Priddle, chairman.

"John has served in three major management areas in the life insurance industry for over 25 years and we are fortunate to be able to bring him into our company," Priddle said. "His background and experience covers the important areas of underwriting, marketing, financial management and executive management. These skills will prove invaluable to our company, its shareholders, and its policyholders as we continue moving First
American forward."

Van Engelen will serve as the chief executive for First American Capital Corporation and its six-year-old life insurance subsidiary, First Life America. First Life America's insurance products are sold in eight states, including Kansas, by more than 600 independent agents. The company has over 6,500 policy holders, the majority of whom live in Kansas.

Van Engelen said he looked forward to joining First American - a company he believes has great potential.

"First American is a company that is poised for significant growth," Van Engelen said. "I'm excited about this opportunity, and am committed to helping the company develop new, customer-driven products, while providing our representatives with a profitable and competitive portfolio."

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Please note that statements contained in this press release that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. The Company assumes no obligation to update the information contained in this press release.